For Release: 8/11/08
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the second quarter 2008

The following supplemental information should be read in connection with the second quarter 2008 earnings press release of Nelnet, Inc. (the "Company"), dated August 11, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed with the Securities Exchange Commission on August 11, 2008.

This earnings supplement contains forward-looking statements and information based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend,” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-Q, prior quarterly reports filed by the Company, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and costs of yields on student loans under the FFEL Program or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. In addition, a larger than expected increase in third party consolidations of the Company’s FFELP loans could materially adversely affect the Company’s results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; changes to the terms and conditions of the liquidity programs offered by the Department of Education; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations; and the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the Company’s strategic restructuring initiatives. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this earnings supplement. Additionally, financial projections may not prove to be accurate and may vary materially. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this earnings supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$297,601	336,572	439,720	634,173	857,833
Variable-rate floor income	21,927	18,818	—	40,745	—
Amortization of loan premiums and deferred
origination costs	(22,842)	(25,404)	(22,634)	(48,246)	(43,693)
Investment interest	9,116	11,680	18,783	20,796	40,208
Total interest income	305,802	341,666	435,869	647,468	854,348

Interest expense:
Interest on bonds and notes payable	232,464	325,141	367,893	557,605	718,388

Net interest income	73,338	16,525	67,976	89,863	135,960
Less provision for loan losses	6,000	5,000	2,535	11,000	5,288

Net interest income after provision
for loan losses	67,338	11,525	65,441	78,863	130,672

Other income:
Loan and guaranty servicing income	24,904	26,113	31,610	51,017	62,076
Other fee-based income	40,817	45,913	38,262	86,730	78,291
Software services income	4,896	6,752	5,848	11,648	11,596
Other income	1,646	1,429	1,927	3,056	7,020
Gain (loss) on sale of loans	48	(47,493)	1,010	(47,426)	2,796
Derivative market value, foreign currency,
and put option adjustments	15,755	(57,361)	5,547	(41,606)	(6,583)
Derivative settlements, net	4,437	40,763	5,196	45,200	9,436
Total other income	92,503	16,116	89,400	108,619	164,632

Operating expenses:
Salaries and benefits	43,549	53,843	59,761	97,392	121,465
Other expenses	47,812	49,600	54,394	97,412	107,281
Amortization of intangible assets	6,561	6,560	6,491	13,121	13,129
Impairment expense	—	18,834	—	18,834	—
Total operating expenses	97,922	128,837	120,646	226,759	241,875

Income (loss) before income taxes	61,919	(101,196)	34,195	(39,277)	53,429

Income tax expense (benefit)	19,195	(31,371)	13,306	(12,176)	20,570

Income (loss) from continuing operations	42,724	(69,825)	20,889	(27,101)	32,859

Income (loss) from discontinued operations, net of tax	981	—	(6,135)	981	(3,325)

Net income (loss)	$43,705	(69,825)	14,754	(26,120)	29,534

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.87	(1.42)	0.42	(0.55)	0.66
Income (loss) from discontinued operations, net of tax	0.02	—	(0.12)	0.02	(0.07)
Net income (loss)	$0.89	(1.42)	0.30	(0.53)	0.59

Weighted average shares outstanding	49,095,153	49,051,745	49,452,960	49,073,580	50,213,349

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2008	2007	2007
	(unaudited)		(unaudited)

	(dollars in thousands)
Assets:
Student loans receivable, net	$25,993,307	26,736,122	26,174,958
Cash, cash equivalents, and investments	1,175,310	1,120,838	1,367,257
Goodwill	175,178	164,695	191,256
Intangible assets, net	90,163	112,830	146,542
Other assets	997,967	1,028,298	993,361
Total assets	$28,431,925	29,162,783	28,873,374

Liabilities:
Bonds and notes payable	$27,530,237	28,115,829	27,791,146
Other liabilities	317,646	438,075	471,050
Total liabilities	27,847,883	28,553,904	28,262,196

Shareholders' equity	584,042	608,879	611,178

Total liabilities and shareholders' equity	$28,431,925	29,162,783	28,873,374

Shareholders' equity to total assets	2.05%	2.09%	2.12%
Tangible equity to total assets (a)	1.65%	1.65%	1.47%

(a)	Includes 75% ($150 million) equity credit for $200 million hybrid securities debt per certain credit agency ratings.

Discontinued Operations

On May 25, 2007, the Company sold EDULINX Canada Corporation (“EDULINX”), a Canadian student loan service provider and a subsidiary of the Company, for initial proceeds of $19.0 million. The Company recognized an initial net loss of $9.0 million related to this transaction. During the three months ended June 30, 2008, the Company earned $2.0 million ($1.0 million net of tax) in additional consideration as a result of the sale of EDULINX. This payment represented contingent consideration earned by the Company based on EDULINX meeting certain performance measures. As a result of the sale of EDULINX, the results of operations for EDULINX, including the contingent payment earned during the current period, are reported as discontinued operations in the attached consolidated statements of operations.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.

Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to base net income (loss).

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(dollars in thousands, except share data)

GAAP net income (loss)	$43,705	(69,825)	14,754	(26,120)	29,534
Base adjustments:
Derivative market value, foreign currency,
and put option adjustments	(15,755)	57,827	(5,547)	42,072	6,583
Amortization of intangible assets	6,561	6,560	6,491	13,121	13,129
Compensation related to business combinations	750	1,296	476	2,046	953
Variable-rate floor income, net of settlements on derivatives	(14,726)	(16,054)	-	(30,780)	-
Total base adjustments before income taxes	(23,170)	49,629	1,420	26,459	20,665
Net tax effect (a)	7,183	(15,385)	(568)	(8,202)	(7,099)
Total base adjustments	(15,987)	34,244	852	18,257	13,566
Base net income (loss)	27,718	(35,581)	15,606	(7,863)	43,100
Discontinued operations, net of tax	(981)	-	6,135	(981)	3,325

Base net income (loss), excluding discontinued operations	$26,737	(35,581)	21,741	(8,844)	46,425

Earnings (loss) per share, basic and diluted:
GAAP net income (loss)	$0.89	(1.42)	0.30	(0.53)	0.59
Total base adjustments	(0.33)	0.69	0.02	0.37	0.26
Base net income (loss)	0.56	(0.73)	0.32	(0.16)	0.85
Discontinued operations, net of tax	(0.02)	0.00	0.12	(0.02)	0.07

Base net income (loss), excluding discontinued operations	$0.54	(0.73)	0.44	(0.18)	0.92

(a)
Beginning in 2008, tax effect is computed using the Company’s consolidated effective tax rate for each applicable period. In prior periods, tax effect was computed at 38%. The change in the value of the put options for prior periods was not tax effected as this is not deductible for income tax purposes.

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations. A more detailed discussion of the differences between GAAP and base net income follows.

Derivative market value, foreign currency, and put option adjustments: “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps. Management has structured all of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

“Base net income” also excludes the change in fair value of put options issued by the Company for certain business acquisitions. The put options are valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of these options is primarily affected by the strike price and term of the underlying option, the Company’s current stock price, and the dividend yield and volatility of the Company’s stock. The Company believes these point-in-time estimates of value that are subject to fluctuations make it difficult to evaluate the ongoing results of operations against the Company’s business plans and affects the period-to-period comparability of the results of operations.

The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations: The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.

Variable-rate floor income, net of settlements on derivatives: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable-rate floor income. The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Variable-rate floor income is calculated by the Company on a statutory basis. As a result of the disruptions in the debt and secondary capital markets beginning in August 2007, the benefit of variable-rate floor income has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company’s actual cost of funds.

Discontinued operations: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents “base net income” excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.

Impact of Restructuring Charges and Loan Sales to Base Net Income

The following table summarizes the impact of the September 2007 and January 2008 restructuring charges, as well as the loss on the sale of loans from the first quarter of 2008, recognized by the Company to the Company’s non-GAAP performance measure referred to as base net income (see “Non-GAAP Performance Measures.”) Additional detail related to the September 2007 and January 2008 restructuring charges and the loss on the sale of loans can be found in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(dollars in thousands, except share data)

Base net income (loss), excluding discontinued operations	$26,737	(35,581)	21,741	(8,844)	46,425
Restructuring charges, net of tax	(244)	18,154	—	17,910	—
Loss on sale of loans, net of tax (a)	—	32,770	—	32,770	—

Base net income (loss), excluding discontinued operations, restructuring
charges (net of tax), and loss on sale of loans (net of tax)	$26,493	15,343	21,741	41,836	46,425

Earnings (loss) per share, basic and diluted:
Base net income (loss), excluding discontinued operations	$0.54	(0.73)	0.44	(0.18)	0.92
Restructuring charges, net of tax	—	0.37	—	0.36	—
Loss on sale of loans, net of tax (a)	—	0.67	—	0.67	—

Base net income (loss), excluding discontinued operations, restructuring
charges (net of tax), and loss on sale of loans (net of tax)	$0.54	0.31	0.44	0.85	0.92

(a)
On March 31, 2008, the Company sold $857.8 million (par value) of federally insured student loans resulting in the recognition of a loss of $30.4 million. In addition, on April 8, 2008, the Company sold $428.6 million (par value) of federally insured student loans. The portfolio of student loans sold on April 8, 2008 was presented as “held for sale” on the March 31, 2008 consolidated balance sheet and was valued at the lower of cost or fair value. The Company recognized a loss of $17.1 million during the three month period ended March 31, 2008 as a result of marking these loans to fair value. Combined, the portfolios sold on March 31, 2008 and April 8, 2008 were sold for a purchase price of approximately 98% of the par value of such loans. As a result of the disruptions in the debt and secondary markets, the Company sold these loan portfolios in order to reduce the amount of student loans remaining under the Company’s multi-year committed financing facility for FFELP loans which reduced the Company’s exposure related to certain equity support provisions included in this facility.

Operating Segments

The Company has five operating segments as defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of Enterprise and Related Information (“SFAS No. 131”) as follows: Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, Enrollment Services and List Management, Software and Technical Services, and Asset Generation and Management. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies included in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Intersegment revenues are charged by a segment to another segment that provides the product or service. Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability. As discussed further, management measures the profitability of the Company’s operating segments based on base net income. Accordingly, information regarding the Company’s operating segments is provided based on base net income. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

In May 2007, the Company sold EDULINX, a Canadian student loan service provider and subsidiary of the Company. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The operating results of EDULINX were included in the Student Loan and Guaranty Servicing operating segment. The Company presents base net income excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company. Therefore, the results of operations for the Student Loan and Guaranty Servicing segment exclude the operating results of EDULINX for all periods presented.

Fee-based Operating Segments

Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment. In recent years, the Company has made several acquisitions that have expanded the Company’s products and services and has diversified its revenue - primarily from fee-based businesses. The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. These products and services help students and families plan and pay for their education and students plan their careers. The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

Student Loan and Guaranty Servicing

The Student Loan and Guaranty Servicing segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies. The servicing and business process outsourcing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients. The guaranty servicing, servicing support, and business process outsourcing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies. The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Origination and servicing of FFELP loans;
•	Servicing of non-federally insured student loans; and
•	Servicing and support outsourcing for guaranty agencies.

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

Enrollment Services and List Management

The Enrollment Services and List Management segment provides a wide range of direct marketing products and services to help schools and businesses reach the middle school, high school, college bound high school, college, and young adult market places. In addition, this segment offers products and services that are focused on helping (i) students plan and prepare for life after high school and (ii) colleges recruit and retain students.

Software and Technical Services

The Software and Technical Services segment provides information technology products and full-service technical consulting, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management (ECM) solutions.

Asset Generation and Management Operating Segments

The Asset Generation and Management segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, financing, servicing, and managing the student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment. This includes derivative activity and the related derivative market value and foreign currency adjustments. The Company is also able to leverage its capital market expertise by providing investment advisory services and other related services to third parties through a licensed broker dealer subsidiary. Revenues and expenses for those functions are also included in the Asset Generation and Management segment.

Segment Operating Results

The tables below reflect base net income for each of the Company’s operating segments. Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended June 30, 2008
	Fee-Based
	Student	Tuition	Enrollment						"Base net
	Loan	Payment	Services	Software		Asset	Corporate		income"
	and	Processing	and	and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	List	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Management	Services	Based	Management	Overhead	Reclassifications	Results	Operations
	(dollars in thousands)

Total interest income	$243	310	1	—	554	282,293	1,574	(546)	21,927	305,802
Interest expense	—	—	1	—	1	222,402	10,607	(546)	—	232,464
Net interest income (loss)	243	310	—	—	553	59,891	(9,033)	—	21,927	73,338

Less provision for loan losses	—	—	—	—	—	6,000	—	—	—	6,000
Net interest income (loss) after provision for loan losses	243	310	—	—	553	53,891	(9,033)	—	21,927	67,338

Other income (expense):
Loan and guaranty servicing income	24,747	—	—	—	24,747	157	—	—	—	24,904
Other fee-based income	—	10,292	26,067	—	36,359	4,458	—	—	—	40,817
Software services income	—	—	—	4,896	4,896	—	—	—	—	4,896
Other income	6	(21)	—	—	(15)	393	1,268	—	—	1,646
Gain on sale of loans	—	—	—	—	—	48	—	—	—	48
Intersegment revenue	18,382	(76)	—	1,517	19,823	—	13,960	(33,783)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	15,755	15,755
Derivative settlements, net	—	—	—	—	—	11,638	—	—	(7,201)	4,437
Total other income (expense)	43,135	10,195	26,067	6,413	85,810	16,694	15,228	(33,783)	8,554	92,503

Operating expenses:
Salaries and benefits	12,491	5,784	6,373	4,702	29,350	1,954	12,828	(1,333)	750	43,549
Restructure expense - severance and contract termination costs	(104)	—	(15)	(8)	(127)	(52)	(186)	365	—	—
Other expenses	8,011	2,551	17,284	714	28,560	5,095	14,921	(764)	6,561	54,373
Intersegment expenses	9,822	461	1,580	342	12,205	18,952	894	(32,051)	—	—
Total operating expenses	30,220	8,796	25,222	5,750	69,988	25,949	28,457	(33,783)	7,311	97,922

Income (loss) before income taxes	13,158	1,709	845	663	16,375	44,636	(22,262)	—	23,170	61,919
Income tax expense (benefit) (a)	4,079	530	262	206	5,077	13,837	(6,902)	—	7,183	19,195
Net income (loss) from continuing operations	9,079	1,179	583	457	11,298	30,799	(15,360)	—	15,987	42,724
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	981	981
Net income (loss)	$9,079	1,179	583	457	11,298	30,799	(15,360)	—	16,968	43,705

(a) Beginning in 2008, the consolidated effective tax rate is used to calculate income taxes for each operating segment.

Three months ended June 30, 2008:
Before Tax Operating Margin -
excluding restructure expense	30.1%	16.3%	3.2%	10.2%	18.8%	63.2%

Three months ended June 30, 2007:
Before Tax Operating Margin	35.3%	27.7%	6.7%	30.4%	26.6%	52.7%

	Three months ended June 30, 2007
	Fee-Based
	Student	Tuition	Enrollment						"Base net
	Loan	Payment	Services	Software		Asset	Corporate		income"
	and	Processing	and	and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	List	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Management	Services	Based	Management	Overhead	Reclassifications	Results	Operations
	(dollars in thousands)

Total interest income	$1,181	670	93	—	1,944	433,404	554	(33)	—	435,869
Interest expense	—	2	2	—	4	358,341	9,581	(33)	—	367,893
Net interest income (loss)	1,181	668	91	—	1,940	75,063	(9,027)	—	—	67,976

Less provision for loan losses	—	—	—	—	—	2,535	—	—	—	2,535
Net interest income (loss) after provision for loan losses	1,181	668	91	—	1,940	72,528	(9,027)	—	—	65,441

Other income (expense):
Loan and guaranty servicing income	31,492	—	—	—	31,492	118	—	—	—	31,610
Other fee-based income	—	9,405	24,923	—	34,328	3,674	260	—	—	38,262
Software services income	—	—	157	5,691	5,848	—	—	—	—	5,848
Other income	5	25	—	—	30	105	1,792	—	—	1,927
Gain on the sale of loans	—	—	—	—	—	1,010	—	—	—	1,010
Intersegment revenue	20,120	188	178	4,389	24,875	—	4,100	(28,975)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	5,547	5,547
Derivative settlements, net	—	—	—	—	—	(461)	5,657	—	—	5,196
Total other income (expense)	51,617	9,618	25,258	10,080	96,573	4,446	11,809	(28,975)	5,547	89,400

Operating expenses:
Salaries and benefits	22,023	5,082	9,022	5,857	41,984	7,167	12,272	(2,138)	476	59,761
Other expenses	8,404	2,333	14,589	751	26,077	7,246	21,071	—	6,491	60,885
Intersegment expenses	3,750	25	29	403	4,207	22,034	596	(26,837)	—	—
Total operating expenses	34,177	7,440	23,640	7,011	72,268	36,447	33,939	(28,975)	6,967	120,646

Income (loss) before income taxes	18,621	2,846	1,709	3,069	26,245	40,527	(31,157)	—	(1,420)	34,195
Income tax expense (benefit) (a)	7,076	1,082	649	1,167	9,974	15,400	(11,500)	—	(568)	13,306
Net income (loss) from continuing operations	11,545	1,764	1,060	1,902	16,271	25,127	(19,657)	—	(852)	20,889
Loss from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(6,135)	(6,135)
Net income (loss)	$11,545	1,764	1,060	1,902	16,271	25,127	(19,657)	—	(6,987)	14,754

(a) Income taxes are based on 38% of net income before tax for the individual operating segment.

	Six months ended June 30, 2008
	Fee-Based
	Student	Tuition	Enrollment						"Base net
	Loan	Payment	Services	Software		Asset	Corporate		income"
	and	Processing	and	and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	List	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Management	Services	Based	Management	Overhead	Reclassifications	Results	Operations
	(dollars in thousands)

Total interest income	$856	1,075	10	—	1,941	602,651	2,771	(640)	40,745	647,468
Interest expense	—	—	2	—	2	538,417	19,826	(640)	—	557,605
Net interest income (loss)	856	1,075	8	—	1,939	64,234	(17,055)	—	40,745	89,863

Less provision for loan losses	—	—	—	—	—	11,000	—	—	—	11,000

Net interest income (loss) after provision for loan losses	856	1,075	8	—	1,939	53,234	(17,055)	—	40,745	78,863

Other income (expense):
Loan and guaranty servicing income	50,855	—	—	—	50,855	162	—	—	—	51,017
Other fee-based income	—	24,114	53,289	—	77,403	9,327	—	—	—	86,730
Software services income	—	—	37	11,611	11,648	—	—	—	—	11,648
Other income	38	4	—	—	42	381	2,633	—	—	3,056
Loss on sale of loans	—	—	—	—	—	(47,426)	—	—	—	(47,426)
Intersegment revenue	38,606	184	—	3,333	42,123	—	31,173	(73,296)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	466	—	—	(42,072)	(41,606)
Derivative settlements, net	—	—	—	—	—	55,165	—	—	(9,965)	45,200
Total other income (expense)	89,499	24,302	53,326	14,944	182,071	18,075	33,806	(73,296)	(52,037)	108,619

Operating expenses:
Salaries and benefits	26,489	11,214	12,896	9,870	60,469	4,178	27,419	3,280	2,046	97,392
Restructure expense - severance and contract termination costs	747	—	282	510	1,539	1,844	3,729	(7,112)	—	—
Impairment expense	5,074	—	—	—	5,074	9,351	4,409	—	—	18,834
Other expenses	16,498	4,611	35,447	1,333	57,889	10,439	28,786	298	13,121	110,533
Intersegment expenses	23,100	757	3,427	736	28,020	39,554	2,188	(69,762)	—	—
Total operating expenses	71,908	16,582	52,052	12,449	152,991	65,366	66,531	(73,296)	15,167	226,759

Income (loss) before income taxes	18,447	8,795	1,282	2,495	31,019	5,943	(49,780)	—	(26,459)	(39,277)
Income tax expense (benefit) (a)	5,719	2,727	397	774	9,617	1,842	(15,433)	—	(8,202)	(12,176)
Net income (loss) from continuing operations	12,728	6,068	885	1,721	21,402	4,101	(34,347)	—	(18,257)	(27,101)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	981	981
Net income (loss)	$12,728	6,068	885	1,721	21,402	4,101	(34,347)	—	(17,276)	(26,120)

(a) Beginning in 2008, the consolidated effective tax rate is used to calculate income taxes for each operating segment.

Six months ended June 30, 2008:
Before Tax Operating Margin -excluding restructure expense, impairment expense, and the loss on sale of loans during the first quarter of 2008	26.9%	34.7%	2.9%	20.1%	20.5%	54.4%

Six months ended June, 2007:
Before Tax Operating Margin	31.6%	35.9%	6.9%	27.0%	25.2%	55.7%

	Six months ended June 30, 2007
	Fee-Based
	Student	Tuition	Enrollment						"Base net
	Loan	Payment	Services	Software		Asset	Corporate		income"
	and	Processing	and	and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	List	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Management	Services	Based	Management	Overhead	Reclassifications	Results	Operations
	(dollars in thousands)

Total interest income	$3,425	1,680	180	18	5,303	847,894	4,355	(3,204)	—	854,348
Interest expense	—	7	4	—	11	699,999	21,582	(3,204)	—	718,388
Net interest income (loss)	3,425	1,673	176	18	5,292	147,895	(17,227)	—	—	135,960

Less provision for loan losses	—	—	—	—	—	5,288	—	—	—	5,288
Net interest income (loss) after provision for loan losses	3,425	1,673	176	18	5,292	142,607	(17,227)	—	—	130,672

Other income (expense):
Loan and guaranty servicing income	61,958	—	—	—	61,958	118	—	—	—	62,076
Other fee-based income	—	21,176	49,870	—	71,046	6,985	260	—	—	78,291
Software services income	—	—	287	11,309	11,596	—	—	—	—	11,596
Other income	11	28	—	—	39	3,148	3,833	—	—	7,020
Gain on the sale of loans	—	—	—	—	—	2,796	—	—	—	2,796
Intersegment revenue	36,584	340	928	8,221	46,073	—	6,116	(52,189)	—	—
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(6,583)	(6,583)
Derivative settlements, net	—	—	—	—	—	(885)	10,321	—	—	9,436
Total other income (expense)	98,553	21,544	51,085	19,530	190,712	12,162	20,530	(52,189)	(6,583)	164,632

Operating expenses:
Salaries and benefits	45,027	10,000	18,391	12,332	85,750	14,446	24,978	(4,662)	953	121,465
Other expenses	17,654	4,493	29,148	1,535	52,830	15,511	38,940	—	13,129	120,410
Intersegment expenses	7,068	399	185	403	8,055	38,670	802	(47,527)	—	—
Total operating expenses	69,749	14,892	47,724	14,270	146,635	68,627	64,720	(52,189)	14,082	241,875

Income (loss) before income taxes	32,229	8,325	3,537	5,278	49,369	86,142	(61,417)	—	(20,665)	53,429
Income tax expense (benefit) (a)	12,247	3,164	1,344	2,006	18,761	32,734	(23,826)	—	(7,099)	20,570
Net income (loss) from continuing operations	19,982	5,161	2,193	3,272	30,608	53,408	(37,591)	—	(13,566)	32,859
Loss from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(3,325)	(3,325)
Net income (loss)	$19,982	5,161	2,193	3,272	30,608	53,408	(37,591)	—	(16,891)	29,534

(a) Income taxes are based on 38% of net income before tax for the individual operating segment.

Corporate Activity and Overhead in the previous tables primarily includes the following items:

•	Income earned on certain investment activities;
•	Interest expense incurred on unsecured debt transactions;
•	Other products and service offerings that are not considered operating segments; and
•	Corporate activities and overhead functions such as executive management, human resources, accounting and finance, legal, marketing, and corporate technology support.

The adjustments required to reconcile from the Company’s base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company’s operating results. See “Non-GAAP Performance Measures.” The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition	Enrollment
	Loan	Payment	Services	Software	Asset	Corporate
	and	Processing	and	and	Generation	Activity
	Guaranty	and Campus	List	Technical	and	and
	Servicing	Commerce	Management	Services	Management	Overhead	Total
	(dollars in thousands)

	Three months ended June 30, 2008

Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	(15,866)	111	(15,755)
Amortization of intangible assets	1,165	1,997	3,113	286	—	—	6,561
Compensation related to business combinations	—	—	—	—	—	750	750
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(14,726)	—	(14,726)
Income from discontinued operations, net of tax	(981)	—	—	—	—	—	(981)
Net tax effect (a)	(361)	(619)	(965)	(89)	9,484	(267)	7,183

Total adjustments to GAAP	$(177)	1,378	2,148	197	(21,108)	594	(16,968)

	Three months ended June 30, 2007

Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	6,002	(11,549)	(5,547)
Amortization of intangible assets	1,350	1,469	1,545	287	1,840	—	6,491
Compensation related to business combinations	—	—	—	—	—	476	476
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Loss from discontinued operations, net of tax	6,135	—	—	—	—	—	6,135
Net tax effect (a)	(513)	(558)	(587)	(109)	(2,980)	4,179	(568)

Total adjustments to GAAP	$6,972	911	958	178	4,862	(6,894)	6,987

	Six months ended June 30, 2008

Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	41,534	538	42,072
Amortization of intangible assets	2,421	4,048	5,935	572	145	—	13,121
Compensation related to business combinations	—	—	—	—	—	2,046	2,046
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(30,780)	—	(30,780)
Income from discontinued operations, net of tax	(981)	—	—	—	—	—	(981)
Net tax effect (a)	(750)	(1,255)	(1,840)	(178)	(3,378)	(801)	(8,202)

Total adjustments to GAAP	$690	2,793	4,095	394	7,521	1,783	17,276

	Six months ended June 30, 2007

Derivative market value, foreign currency, and put option adjustments	$—	—	—	—	12,216	(5,633)	6,583
Amortization of intangible assets	2,394	2,938	3,355	617	3,825	—	13,129
Compensation related to business combinations	—	—	—	—	—	953	953
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Loss from discontinued operations, net of tax	3,325	—	—	—	—	—	3,325
Net tax effect (a)	(910)	(1,116)	(1,275)	(234)	(6,096)	2,532	(7,099)

Total adjustments to GAAP	$4,809	1,822	2,080	383	9,945	(2,148)	16,891

(a)
Beginning in 2008, tax effect is computed using the Company’s consolidated effective tax rate for each applicable period. In prior periods, tax effect was computed at 38%. The change in the value of the put options for prior periods (included in Corporate Activity and Overhead) was not tax effected as this is not deductible for income tax purposes.

Student Loans Receivable

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company’s loan portfolio:

	As of June 30, 2008		As of December 31, 2007		As of June 30, 2007
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Federally insured: (a)	(dollars in thousands)
Stafford
Originated prior to 10/1/07	$6,668,100	25.6%	$6,624,009	24.8%	$6,630,133	25.3%
Originated on or after 10/1/07	386,669	1.5	101,901	0.4	—	0.0
PLUS/SLS
Originated prior to 10/1/07	424,609	1.6	414,708	1.5	426,540	1.6
Originated on or after 10/1/07	47,133	0.2	15,233	0.1	—	0.0
Consolidation
Originated prior to 10/1/07	17,683,114	68.0	18,646,993	69.8	18,454,304	70.6
Originated on or after 10/1/07	122,548	0.5	251,554	0.9	—	0.0

Non-federally insured	279,953	1.1	274,815	1.0	235,023	0.9

Total	25,612,126	98.5	26,329,213	98.5	25,746,000	98.4

Unamortized premiums and deferred origination costs	429,090	1.7	452,501	1.7	456,098	1.7
Allowance for loan losses:
Allowance - federally insured	(24,084)	(0.1)	(24,534)	(0.1)	(8,194)	(0.0)
Allowance - non-federally insured	(23,825)	(0.1)	(21,058)	(0.1)	(18,946)	(0.1)

Net	$25,993,307	100.0%	$26,736,122	100.0%	$26,174,958	100.0%

(a)
The College Cost Reduction Act reduced the yield on the federally insured loans originated on or after October 1, 2007. As of June 30, 2008, December 31, 2007, and June 30, 2007, $228.7 million, $278.9 million, and $57.8 million, respectively, of federally insured student loans are excluded from the above table as these loans are accounted for as participation interests sold under an agreement with Union Bank which is further discussed in note 7 of the Company’s consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended June 30, 2008. As of June 30, 2008, $197.5 million of the loans accounted for as participation interests sold under this agreement were originated on or after October 1, 2007.

Origination and Acquisition

The Company originates and acquires loans through various methods and channels including: (i) direct-to-consumer channel (in which the Company originates student loans directly with student and parent borrowers), (ii) campus based origination channels, and (iii) spot purchases.

The Company will originate or acquire loans through its campus based channel either directly under one of its brand names or through other originating lenders. In addition to its brands, the Company acquires student loans from lenders to whom the Company provides marketing and/or origination services established through various contracts. Branding partners are lenders for which the Company acts as a marketing agent in specified geographic areas. A forward flow lender is one for whom the Company provides origination services but provides no marketing services or whom simply agrees to sell loans to the Company under forward sale commitments. The following table sets forth the activity of loans originated or acquired through each of the Company’s channels:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(dollars in thousands)

Beginning balance	$26,347,354	26,329,213	24,617,030	26,329,213	23,414,468
Direct channel:
Consolidation loan originations	3,284	65,745	836,711	69,029	1,900,949
Less consolidation of existing portfolio	(988)	(27,459)	(438,993)	(28,447)	(912,788)
Net consolidation loan originations	2,296	38,286	397,718	40,582	988,161
Stafford/PLUS loan originations	114,228	421,101	141,882	535,329	496,709
Branding partner channel	127,929	473,378	255,703	601,307	457,993
Forward flow channel	84,216	318,844	392,174	403,060	768,115
Other channels	-	55,922	560,796	55,922	766,714

Total channel acquisitions	328,669	1,307,531	1,748,273	1,636,200	3,477,692

Repayments, claims, capitalized interest, participations, and other	(585,443)	(299,800)	(397,556)	(885,243)	(633,363)
Consolidation loans lost to external parties	(46,849)	(129,418)	(187,350)	(176,267)	(426,754)
Loans sold	(431,605)	(860,172)	(34,397)	(1,291,777)	(86,043)
Ending balance	$25,612,126	26,347,354	25,746,000	25,612,126	25,746,000

The Company has significant financing needs that it meets through the capital markets, including the debt and secondary markets. Since August 2007, these markets have experienced unprecedented disruptions, which has had an adverse impact on the Company’s earnings and financial condition. Since the Company could not determine nor control the length of time or extent to which the capital markets would remain disrupted, it reduced its direct and indirect costs related to its asset generation activities and was more selective in pursuing origination activity, in both the school and direct to consumer channels. Accordingly, in January 2008, the Company suspended Consolidation and private student loan originations and, during the second quarter of 2008, exercised contractual rights to discontinue, suspend, or defer the acquisition of student loans in connection with substantially all of its branding and forward flow relationships. Prior to and in conjunction with exercising this right, during the first quarter of 2008, the Company accelerated the purchase of loans from certain branding partner and forward flow lenders of approximately $511 million.

During July 2008, the Company purchased approximately $440 million of student loans from certain branding partner and forward flow lenders of which such purchases were previously deferred. These loans were financed in the Company’s FFELP warehouse facility prior to the term-out of this agreement.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Student loan yield	5.65%	6.05%	7.93%	5.85%	7.90
Consolidation rebate fees	(0.74)	(0.74)	(0.78)	(0.74)	(0.78)
Premium and deferred origination costs amortization	(0.36)	(0.38)	(0.37)	(0.37)	(0.36)
Student loan net yield	4.55	4.93	6.78	4.74	6.76
Student loan cost of funds (a)	(3.25)	(3.96)	(5.50)	(3.61)	(5.48)
Student loan spread	1.30	0.97	1.28	1.13	1.28
Variable-rate floor income, net of settlements on derivatives (b)	(0.23)	(0.24)	—	(0.24)	—

Core student loan spread	1.07%	0.73%	1.28%	0.89%	1.28

Average balance of student loans	$25,767,123	26,859,328	24,687,280	26,313,226	24,266,048
Average balance of debt outstanding	26,767,459	27,828,890	26,158,525	27,297,445	25,770,551

(a)
The student loan cost of funds includes the effects of net settlement costs on the Company's derivative instruments (excluding the net settlements of $5.7 million and $10.3 million, for the three and six months ended June 30, 2007, respectively, on those derivatives no longer hedging student loan assets).

(b)
Variable-rate floor income is calculated by the Company on a statutory basis. As a result of the disruptions in the debt and secondary capital markets which began in August 2007, the full benefit of variable-rate floor income has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company’s actual cost of funds. The Company entered into interest rate swaps with effective dates beginning in January 2008 to hedge a portion of the variable-rate floor income. Settlements on these derivatives are presented as part of the Company’s statutory calculation of variable-rate floor income.

The Company’s core student loan spread for the three months ended June 30, 2008 increased to 107 basis points compared to 73 basis points for the three months ended March 31, 2008. Excluding fixed-rate floor income, core student loan spread for the three month period ended June 30, 2008 was 92 basis points compared to 60 basis points for the prior quarter. The increase in core student loan spread was driven by the change in relationship between the short-term interest rate indices in which the Company earns on its loan assets and the rate the Company pays to fund such assets, as well as a non-recurring reduction in rates paid on certain of its auction rate securities. These increases were partially offset due to asset-backed securitizations completed during 2008 in which the funding costs were higher than prior funding costs. The Company believes 15 basis points of the improvement in core student loan spread during the second quarter of 2008 is not sustainable and may not benefit future periods.

Excluded from student loan spread was income recognized by the Company in the second quarter of 2008 of $4.6 million related to a change in estimate on certain liabilities initially established by the Company during its purchase price allocation related to a 2005 business acquisition.